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                                                                       Exhibit O


                                PLEDGE AGREEMENT

                  PLEDGE AGREEMENT, dated as of June 26, 2000 (the "Agreement"), by and between The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), on its behalf and on behalf of its subsidiaries and affiliates (collectively with GS Inc., and its and their predecessors and successors, the "Firm"), and the individual whose name appears at the end of this Agreement ("Pledgor").

                                    RECITALS

                  A. Covenants and IPO Pledge. In connection with Pledgor's participation in the Amended and Restated Plan of Incorporation (the "Plan") of The Goldman Sachs Group, L.P., Pledgor and GS Inc. entered into an Agreement Relating to Noncompetition and Other Covenants (the "Noncompetition Agreement"), dated as of May 7, 1999, in respect of, inter alia, Pledgor's obligations (the "Obligations") to keep information concerning the Firm confidential, not to engage in competitive activities, not to solicit the Firm's clients or employees, and to cooperate with the Firm in maintaining certain relationships following the termination of Pledgor's employment. In addition, Pledgor agreed under the Plan and the Noncompetition Agreement to certain provisions regarding arbitration, choice of law and choice of forum, injunctive relief and submission to jurisdiction with respect to the enforcement of the Obligations. Pursuant to the Noncompetition Agreement, Pledgor agreed to pay a certain amount of liquidated damages (the "Liquidated Damages") to GS Inc. in respect of any breach by Pledgor of certain of the Obligations set forth in the Noncompetition Agreement. As security for the timely payment of the Liquidated Damages, Pledgor and GS Inc. entered into a Pledge Agreement, dated as of May 7, 1999 (the "IPO Pledge Agreement"), pursuant to which Pledgor pledged to GS Inc. shares (the "IPO Pledged Shares") of common stock of GS Inc. ("Common Stock").

                  B. Transfer and Pledge. Pledgor transferred (the "Transfer") on the date hereof shares of Common Stock to the corporation whose name is set forth in Annex A hereto (the "Corporation"). In order to permit the Transfer, GS Inc. released the IPO Pledged Shares from the pledge imposed by the IPO Pledge Agreement. Pursuant to Section 1(c) of this Agreement, Pledgor is entering into certain covenants and agreements (the "Covenants"). As security for the timely payment of the Liquidated Damages and the full and timely performance by Pledgor of the Covenants (the "Secured Obligations"), Pledgor has agreed to pledge to GS Inc. all of the shares or interests in shares issued or to be issued at any time (collectively, the "Pledged Shares") of the Corporation.
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                  NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1.  Pledge.

                  (a) As collateral security for the full and timely performance of the Secured Obligations, Pledgor hereby delivers, deposits, pledges, transfers and assigns to GS Inc., in form transferable by delivery, and creates for the benefit of GS Inc. a perfected first priority security interest in, the Pledged Shares (and all certificates or other instruments or documents evidencing the Pledged Shares) and, except as set forth in Section 2(a), all proceeds thereof (together with any securities or property to be delivered to GS Inc. pursuant to Section 2(b), "Pledged Securities"). Pledgor herewith delivers to GS Inc. appropriate undated security transfer powers duly executed in blank (or other documents deemed necessary or appropriate by GS Inc. to give GS Inc. control (as defined in Article 8 of the Uniform Commercial Code of the State of New York (the "UCC"))) (such transfer powers and other appropriate documents, the "Control Documents") in respect of Pledged Securities, and will deliver Control Documents for all Pledged Securities to be pledged hereunder from time to time. Until the termination of this Agreement, Pledgor shall have no right to substitute, withdraw, transfer or otherwise dispose of the Pledged Securities.

                  (b) Pledgor hereby represents and warrants to GS Inc. that the Pledged Shares constitute all of the capital stock of the Corporation; that, except for the lien and security interest granted hereby, Pledgor is the record and beneficial owner of all Pledged Shares free from any adverse claim, security interest, encumbrance, lien, charge, or other right or interest of any person; that, other than the Pledged Shares, there are no debt or equity securities of, or other interests in, the Corporation, and no rights, options, warrants or other agreements or instruments to acquire any debt or equity securities of, or other interest in, the Corporation; and that no person other than Pledgor possesses, directly or indirectly, any voting, economic or other interest in the Corporation.

                  (c) Pledgor hereby covenants and agrees with GS Inc. that until the termination or waiver of all of the Transfer Restrictions (as defined in the Shareholders' Agreement, dated as of May 7, 1999, among The Goldman Sachs Group, Inc. and the individuals listed on Appendix A thereto, as in effect from time to time):

                  (i) Pledgor will not take any action which would have the effect of transferring or creating, directly or indirectly, any voting, economic or other interest in the Corporation;


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                  (ii) Pledgor will not, directly or indirectly, take any action with respect to the capital stock or other interests in the Corporation which Pledgor would not be permitted to take if such capital stock or other interests were the shares of Common Stock received by Pledgor under the Plan;

                  (iii) Pledgor will not permit the Corporation to issue, or to redeem or otherwise acquire, any debt or equity securities of, or other interest in, the Corporation, or any right, option, warrant or other agreement or instrument to acquire any debt or equity securities of, or other interest in, the Corporation;

                  (iv) Pledgor will not permit the Corporation, directly or indirectly, to create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness, or to take any action which might create a lien, claim or encumbrance on any of its assets; provided, however, that the Pledgor may permit the Corporation to (i) grant a negative pledge of shares of Common Stock to a third-party lender to support a loan or line of credit for the Pledgor or the Corporation and (ii) incur indebtedness and/or pledge shares of Common Stock so long as the terms of such borrowing and/or pledge are approved in advance by GS Inc.

                  (v) Pledgor will take all necessary and appropriate actions to ensure that any transfer of Pledged Shares by GS Inc. upon enforcement of the pledge granted hereunder will be registered in the corporate records of the Corporation;

                  (vi) Subject to Section 2(a), Pledgor will not permit the Corporation to take any action without the prior written consent of GS Inc., other than (i) the purchase of up to five percent of an outstanding series or class of publicly-traded investment securities that are not assessable and impose no future capital commitments, (ii) the granting of a negative pledge of shares of Common Stock to a third-party lender to support a loan or line of credit for the Pledgor or the Corporation and (iii) the acquisition of interests in merchant banking funds sponsored by GS Inc. so long as the terms of any such acquisition are approved in advance by GS Inc.;

                  (vii) Pledgor will remain the sole shareholder of the Corporation, unless Pledgor has obtained the prior written consent of GS Inc., which consent will not be unreasonably withheld;

                  (viii) Pledgor will not permit any person to become a director of the Corporation other than persons appointed or approved by GS Inc.;


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                  (ix) Pledgor will cause the Managing Directors of GS Inc.
         appointed by GS Inc. as directors of the Corporation (the "GS Appointees") to be elected as directors of the Corporation and will not take any action to remove any GS Appointee as director of the Corporation unless requested by GS Inc. to do so, in which case Pledgor will take all actions necessary and desirable to remove such GS Appointee and, if requested by GS Inc., to cause a successor GS Appointee to become a director of the Corporation; and

                  (x) Pledgor will not permit the Corporation to dispose of any shares of Common Stock except as and to the extent that such shares could have been disposed of by the Corporation to an entity that is unaffiliated with Pledgor and the Corporation.

                  2. Administration of Security. The following provisions shall govern the administration of Pledged Securities:

                  (a) So long as no Default Event (as defined below) has occurred and is continuing, Pledgor shall be entitled to vote Pledged Securities and to receive and retain all dividends and, except as set forth in Section 2(b) below, other distributions thereon and to give consents, waivers and ratifications in respect thereof. As used herein, a "Default Event" shall mean the failure by Pledgor to make any payment of Liquidated Damages upon demand by GS Inc. therefor as provided in the Noncompetition Agreement or a breach by Pledgor of any of the Covenants.

                  (b) If Pledgor becomes entitled to receive, or receives, any certificate representing Pledged Securities (or other security that may succeed Pledged Securities or any security issued as a dividend or distribution in respect of Pledged Securities) in respect of any stock split, reverse stock split, stock dividend, spinoff, splitup, merger or other combination, exchange or distribution in connection with any reclassification, increase or reduction of capital, in each case, with respect to Pledged Securities, Pledgor agrees to accept the same as GS Inc.'s agent and to hold the same in trust on behalf of and for the benefit of GS Inc. and to deliver the same forthwith to GS Inc. in the exact form received, with the endorsement of Pledgor when deemed necessary or appropriate by GS Inc. of undated security transfer powers duly executed in blank, to be held by GS Inc., subject to the terms of this Agreement, as additional collateral security hereunder.

                  (c) Pledgor hereby agrees that GS Inc. is authorized to hold Pledged Securities through one or more custodians. GS Inc. and its agents (and its and their assigns) shall have no obligation in respect of Pledged Securities, except to hold and dispose of the same in accordance with the terms of this Agreement.


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                  (d) Pledgor agrees with GS Inc. that: (i) Pledgor will not, and will not purport to, grant or suffer liens or encumbrances against, or sell, transfer or dispose of, any Pledged Securities other than to or in favor of GS Inc.; (ii) GS Inc. is authorized, at any time and from time to time, to file financing statements and give notice to third parties regarding Pledged Securities without Pledgor's signature to the extent permitted by applicable law, to transfer all or any part of Pledged Securities to GS Inc.'s name or that of its nominee, and, subject to the provisions of Section 2(a), to exercise all rights as if the absolute owner thereof; and (iii) Pledgor has provided GS Inc. with Pledgor's true legal name and principal residence, and Pledgor will not change Pledgor's name without 30 days' prior written notice to GS Inc.

                  (e) Subject to the earlier disposition and application of Pledged Securities pursuant to this Agreement following a Default Event, Pledged Securities shall be released from the pledge hereunder, and the lien hereby created in such Pledged Securities shall simultaneously be released, upon the earliest to occur of (i) Pledgor's death, (ii) the expiration of the twenty-four
(24) month period following Pledgor's Date of Termination (as defined in the Noncompetition Agreement), (iii) payment in cash or other satisfaction by Pledgor of all Liquidated Damages, or (iv) May 7, 2004, and all remaining Pledged Securities shall be thereupon released from the pledge hereunder and this Agreement shall terminate. Notwithstanding the foregoing, (x) no Pledged Securities shall be released from the pledge hereunder pursuant to this Section 2(e), if there are one or more pending disputes between Pledgor and GS Inc. as to the occurrence of a Default Event or as to the right of GS Inc. or the Firm to exercise its remedies under this Agreement or the Noncompetition Agreement, including realization against Pledged Securities in accordance with Section 3 hereof, and this Agreement shall not terminate until the resolution of all such disputes and (y) no Pledged Securities shall be released prior to the expiration of the term of the Covenants.

                  (f) GS Inc. shall immediately upon request by Pledgor execute and deliver to Pledgor such instruments, deeds, transfers, assurances and agreements, in form and substance as Pledgor shall reasonably request, including the withdrawal or termination of any financing statements and amendments thereto, or the filing, withdrawal, termination or amendment of any other document required under applicable law to evidence the termination of the security interest created hereunder with respect to any securities that are released from the pledge hereunder in accordance with the provisions of this Agreement.

                  3. Remedies in Case of a Default Event. If a Default Event has occurred and is continuing, GS Inc. shall have the rights and remedies of a secured party under Article 9 of the UCC. To the extent required and permitted by applicable law, GS Inc. will give Pledgor notice of the time and place of any public sale or of the time after which any private sale or other disposition of Pledged Securities is to be made, by sending


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notice at least three days before the time of sale or disposition, which Pledgor hereby agrees is reasonable. GS Inc. need not give such notice if not required by the UCC. Pledgor acknowledges the possibility that the public sale of some or all Pledged Securities by GS Inc. may not be made without a then existing and effective registration statement under the Securities Act of 1933, as amended. Pledgor acknowledges and agrees with GS Inc. that GS Inc. has no affirmative obligation to prepare or keep effective any such registration statement and agrees that at any private sale Pledged Securities may be sold at a price that is less than the price which might have been obtained at a public sale or that is less than the aggregate outstanding amount of the Liquidated Damages. For so long as Pledged Securities consist of securities of a type customarily sold in a recognized market or which are the subject of widely distributed standard price quotations, GS Inc. may (but shall not be obligated to), as its remedy for a failure by Pledgor to pay Liquidated Damages, purchase such number of Pledged Securities as are necessary (based upon the Fair Market Value (as defined below) thereof) to satisfy the then unpaid portion of Liquidated Damages (by reducing the then unpaid Liquidated Damages by an amount equal to the Fair Market Value of the Pledged Securities purchased and without payment of any cash consideration) by giving written notice to such effect to Pledgor (the "Enforcement Notice"). Effective upon the giving of the Enforcement Notice, and without further action on the part of the parties to this Agreement, GS Inc. shall be deemed to have (1) purchased the lesser of (A) all Pledged Securities or (B) such whole number of Pledged Securities as has a Fair Market Value at least equal to the then unpaid Liquidated Damages; and (2) received proceeds in the amount of the Fair Market Value of such Pledged Securities and applied such proceeds to the payment of any then unpaid Liquidated Damages. Any excess net proceeds from the deemed sale of such Pledged Securities will continue to be held as Pledged Securities under this Agreement until released in accordance with Section 2(e). Nothing in this Agreement, however, shall require the Firm to purchase Pledged Securities in accordance with this Section 3 in order to satisfy Pledgor's obligation to pay Liquidated Damages. For purposes of this Agreement, the "Fair Market Value" of any Pledged Security means, as of any date, the fair market value thereof as determined in good faith by GS Inc. Any good faith determination by GS Inc. of the Fair Market Value of any Pledged Security will be binding on Pledgor.

                  4. Pledgor's Obligations Not Affected. Except as provided in
Section 9(b), the obligations of Pledgor under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by (a) any subordination, amendment or modification of or addition or supplement to this Agreement, the Noncompetition Agreement, the Plan or any assignment or transfer thereof; (b) any exercise or non-exercise by GS Inc. of any right, remedy, power or privilege under or in respect of this Agreement, the Noncompetition Agreement, the Plan or any waiver of any such right, remedy, power or privilege; (c) any waiver, consent, extension, indulgence or other action or inaction in respect of this Agreement, the


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Noncompetition Agreement, the Plan or any assignment or transfer of any thereof;
(d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like, of GS Inc., whether or not Pledgor shall have notice or knowledge of any of the foregoing; or (e) any other act or omission to act or delay of any kind by Pledgor, GS Inc. or any other person or any other circumstance whatsoever which might, but for the provisions of this clause (e), constitute a legal and equitable discharge of Pledgor's obligations hereunder.

                  5. Attorneys-in-Fact. Each of GS Inc. and the General Counsel of GS Inc. from time to time, acting separately, are hereby appointed the attorneys-in-fact of Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that GS Inc. reasonably may deem necessary or advisable to accomplish the purposes hereof, which appointments as attorneys-in-fact are irrevocable as ones coupled with an interest.

                  6. Termination. As and to the extent set forth in Section 2(e) hereof, this Agreement shall terminate and GS Inc. shall return to Pledgor the remaining Pledged Securities, except as otherwise provided in such Section.

                  7. Notices. All notices or other communications required or permitted to be given hereunder shall be delivered as provided in the Noncompetition Agreement.

                  8. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer on any person other than the Firm and Pledgor any rights or remedies hereunder.

                  9. Miscellaneous.

                  (a) This Agreement, Section 8 of the Noncompetition Agreement, the Counterpart to the Shareholders' Agreement, dated the date hereof, to which the Corporation is a party, the Written Consent, dated the date hereof, to which the Corporation and Pledgor are parties, the Guarantee and Pledge Agreement, dated the date hereof, between GS Inc. and the Corporation, and the Guidelines to Documentation for Non-U.S. Corporations, dated ____, 2000, contain the entire understanding and agreement between Pledgor and GS Inc. with respect to the matters expressly covered therein and supersede any other agreement, written or oral, pertaining to such matters.

                  (b) This Agreement may not be amended or modified other than by a written agreement executed by Pledgor and GS Inc. or its successors, nor may any provision hereof be waived other than by a writing executed by Pledgor or GS Inc. or its successors; provided, that any waiver, amendment or modification of any of the provisions of this Agreement will not be effective against the Firm without the written


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consent of the Chief Executive Officer of GS Inc. or its successors, or such individual's designee. Pledgor may not, directly or indirectly (including by operation of law), assign Pledgor's rights or obligations hereunder without the prior written consent of the Chief Executive Officer of GS Inc. or its successors, or such individual's designee, and any such assignment by Pledgor in violation of this Agreement shall be void. This Agreement shall be binding upon Pledgor's permitted successors and assigns. Without impairing Pledgor's obligations hereunder, GS Inc. may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall be binding upon and inure to the benefit of the Firm and its assigns.

                  (c) If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

                  (d) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE SUBJECT TO THE PROVISIONS OF SECTIONS 9, 10 AND 11 OF THE NONCOMPETITION AGREEMENT.

                  (e) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered on the date first above written.


                                        THE GOLDMAN SACHS GROUP, INC.



                                        By:________________________________




                                        ___________________________________
                                           (Name of Individual Pledgor)

                                        By:________________________________
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                                                                         Annex A


Name of Corporation:


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